Exhibit 23.2

                                        CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Acxiom Corporation:

         We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to the Registration Statement on Form
S-8 of our report dated May 6, 2004, relating to the consolidated balance sheets of Acxiom Corporation and subsidiaries as of March
31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended March 31, 2004 and 2003, which are included in the March 31, 2004 annual report on Form 10-K of Acxiom
Corporation.

         Our report refers to our audit of the adjustments that were applied to revise the 2002 consolidated financial statements relating to reportable segments, as more fully described in Note 20 to the consolidated financial statements.  Our report also refers to our audit of certain reclassifications made to the 2002 consolidated statement of operations to conform to the current year presentation and to reclassify debt extinguishment  costs as a result of the adoption of Statement of Financial Accounting
Standard No. 145,  "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,"
as more fully described in Note 1 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2002 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP

Dallas, Texas
August 25, 2004